Exhibit 5.1

October 20, 2008

NutraCea
5090 North 40th Street, Fourth Floor
Phoenix, Arizona 85018

Ladies and Gentlemen:

We have acted as counsel for NutraCea, a California corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Act”) of up to 5,000 shares of our Series D Convertible Preferred Stock (“Preferred Stock”), warrants to purchase up to 5,000 shares of our Preferred Stock (“Series B Warrants”), warrants to purchase up to 4,545,455 shares of our common stock (“Series A Warrants”), warrants to purchase up to 4,545,455 shares of  our common stock (“Series C Warrants, and together with the Series A Warrants and the Series B Warrants, the “Warrants”), up to 5,000 shares of Preferred Stock issuable upon exercise of the Series B Warrant and up to 36,390,910 additional shares of our common stock (“Common Stock” and, together with the Preferred Stock and Warrants, the “Securities”) issuable upon (1) payment of dividends on the Preferred Stock (including shares of Preferred Stock that may be issued upon exercise of the Series B Warrant), (2) the conversion of the Preferred Stock (including shares of Preferred Stock that may be issued upon exercise of the Series B Warrant), and (3) the exercise of the Series A Warrant and Series C Warrant, in each case pursuant to the Registration Statement on Form S-3 (File No. 333-148929) filed by the Company with the Securities and Exchange Commission (the “Commission”) on January 30, 2008 and amended on March 28, 2008  (the “Registration Statement”) and related prospectus, dated April 8, 2008 (the “Prospectus”), and the prospectus supplement, dated October 16, 2008, relating to the Securities, filed or to be filed by the Company with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement”).

NutraCea
October 20, 2008

We have reviewed, among other things, (i) the Securities Purchase Agreement, dated October 16, 2008, among the Company and the buyers party thereto (the “Purchase Agreement”), (ii) the Articles of Incorporation of the Company, as in effect as of the date hereof, (iii) the Bylaws of the Company, as in effect as of the date hereof, (iv) the Certificate of Determination, Preferences and Rights of the Series D Convertible Preferred Stock of NutraCea (the “Certificate of Determination”), (v) the form of the Warrants, and (vi) the records of the corporate proceedings and other actions taken or proposed to be taken by the Company in connection with the authorization, issuance and sale of the Preferred Stock and Warrants. We have made such other factual inquiries as we deemed necessary to render this opinion.

We have assumed that (i) the Registration Statement, and any amendments thereto, will remain effective during the period when the Securities are offered, sold or issued, including upon the conversion of the Preferred Stock or exercise of the Warrants and (ii) the Warrants will be issued in the form we have reviewed and will have been signed by a duly authorized signatory.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of our opinion, and subject to the limitations and qualifications expressed herein, it is our opinion that (a) the Preferred Stock and Warrants, when sold and delivered in accordance with the Purchase Agreement and after receipt of payment therefor, will be validly issued, fully paid and non-assessable, (b) the Common Stock, when issued upon valid exercise of the Series A Warrants and Series C Warrant in accordance with the terms of their underlying instruments and after receipt of payment therefor, will be validly issued, fully paid and non-assessable, (c) the Preferred Stock, when issued upon valid exercise of the Series B Warrant in accordance with its terms and after receipt of payment therefor, will be validly issued, fully paid and non-assessable and (d) the Common Stock, when issued upon conversion of the Preferred Stock or payment of dividends thereon in accordance with the Certificate of Determination will be validly issued, fully paid and non-assessable.

NutraCea
October 20, 2008

This opinion is limited to matters governed by the California Corporations Code and the laws of the State of California.

                We hereby consent to the filing of this opinion as an exhibit to a Form 8-K incorporated by reference in the Registration Statement and to the use of our name under the captions “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ WEINTRAUB GENSHLEA CHEDIAK

WEINTRAUB GENSHLEA CHEDIAK
law corporation